Exhibit 10.1

SUPERVALU INC.

P.O. Box 990
Minneapolis, MN 55440
952 828 4623
November 30, 2015
Eric A. Claus

Dear Eric:
We are pleased to set forth the terms of your employment in the position of Chief Executive Officer of Save-A-Lot (the “SAL Business”), a segment of SUPERVALU INC. (“Supervalu”), beginning on a date mutually agreed by Supervalu and you, but in no event later than February 3, 2016 (the “Start Date”). Until the separation of the SAL Business from Supervalu by means of a spinoff of all or substantially all of the common stock of Save-A-Lot, Inc. (“Save-A-Lot”), a newly formed direct or indirect subsidiary of Supervalu, to Supervalu’s stockholders or a similar transaction following which all or substantially all of the SAL Business becomes held by Supervalu’s stockholders (the “Separation”), you shall have primary responsibility for Moran Foods LLC, through which the SAL Business operates, including preparing the SAL Business for the Separation, and report to the Chief Executive Officer of Supervalu and, if, as and when requested by the Board of Directors of Supervalu (the “Supervalu Board”), the Supervalu Board. Contemporaneously with the Separation, Supervalu shall cause Save-A-Lot to assume this letter agreement (the “Letter Agreement”) and all of the obligations hereunder in writing, including, without limitation, that you shall become Chief Executive Officer of Save-A-Lot, shall have primary responsibility for Save-A-Lot, shall become a member of the Board of Directors of Save-A-Lot (the “Save-A-Lot Board”), and shall report to the Save-A-Lot Board. For the avoidance of doubt, you agree that Supervalu may satisfy the preceding sentence by causing Save-A-Lot to assume this Letter Agreement and the obligations set forth herein in a writing in which Save-A-Lot also assumes other agreements relating to the SAL Business.

The specific terms of your employment are as follows:

EFFECTIVE DATE: This Letter Agreement shall become effective upon execution by both you and Supervalu (the “Effective Date”).

ADDITIONAL CONDITIONS OF OFFER: You agree as a condition of your employment with Supervalu and the SAL Business to fully comply with the terms of your agreement(s) with the Red Apple Stores Inc. and its subsidiaries (the “Prior Employer”), including, without limitation, any such terms pertaining to the nondisclosure of confidential information, nonsolicitation of employees and customers, clients, vendors, and suppliers, and the return of documents and information to the Prior Employer. Without limiting the immediately preceding sentence, you shall return to the Prior Employer and shall not knowingly keep any documents or files (whether in hard copy or electronic format) that you obtained in the course of your employment with the Prior Employer (whether or not you believe such documents or files constitute or contain confidential information), other than documents and files belonging to you and relating to your own terms and conditions of employment, compensation, and benefits. In addition, you agree that, if the Start Date occurs prior to February 3, 2016, prior to the Start Date you shall provide Supervalu with a written waiver from the Prior Employer of the notice requirement set forth in Section 5.6 of your employment agreement with the Prior Employer.

POSITIONS AND DUTIES: While you are employed with Supervalu or Save-A-Lot, as applicable (the “Employer”), you shall have authority, duties and responsibilities that are commensurate with your position as set forth in the initial paragraph of this Letter Agreement and as are customarily exercised by a person holding such position, including, without limitation, (a) overall responsibility for leading and supervising the businesses and operations of the SAL Business, prior to the Separation, and Save-A-Lot, following the Separation, (b) responsibility for developing, refining and implementing the strategic plans of the SAL Business, prior to the Separation, and Save-A-Lot, following the Separation, (c) hiring, supervising and firing of your direct reports, and (d) such other duties as the person or body to whom you report may assign to you from time to time (consistent with your title and position) and, in each case, subject to the ultimate authority and direction of such person or body. Your primary place of employment will be in the St. Louis metropolitan area (i) at the executive offices of the SAL Business, prior to the Separation, and (ii) the executive offices of Save-A-Lot, after the separation, or at such other place as is mutually agreed by you and the Employer.

BASE SALARY: You will be paid a base salary while you are employed by the
Employer at an annualized rate of $850,000 (subject to applicable taxes and withholdings) (the “Base Salary”), which will be paid in substantially equal installments in accordance with the Employer’s usual and customary payroll policies.

ANNUAL BONUS: You will have the opportunity to earn a bonus for each fiscal year of the Employer that you are employed by the Employer (the “Annual Bonus”), with a minimum of zero, a target of 100% of your Base Salary (the “Target Bonus”), and a maximum bonus of 200% of your Base Salary, to be paid not later than 2-1/2 months following the end of such fiscal year (subject to your continued employment through the applicable performance period). The Annual Bonus shall be based on the attainment of performance goals proposed by the Employer’s management to, and subject to the final approval of, the Leadership Development and Compensation Committee of the Supervalu Board (the “Supervalu LDCC”), in respect of fiscal years which commence prior to the Separation, and the Leadership Development and Compensation Committee of the Save-A-Lot Board (the “Save-A-Lot LDCC”), in respect of fiscal years which begin on or following the Separation. For the fiscal year of Supervalu ending in 2016, your Annual Bonus will be prorated based on actual performance (i.e., at the same payout percentage of the Target Bonus as applies to the current President and Chief Executive Officer of Save-A-Lot) and the number of days you are employed with Supervalu during such fiscal year. If the Separation does not occur prior to the time performance goals are established for the fiscal year ending in 2017 in the ordinary course of business, the performance goals for the Annual Bonus for the fiscal year ending in 2017 will be established by the Supervalu LDCC for the entire fiscal year ending in 2017. Such performance goals will be based solely on the performance of the SAL Business, and shall be transferred to Save-A-Lot without alteration in connection with the Separation. If the Separation occurs prior to the time performance goals are established for the fiscal year ending in 2017 in the ordinary course of business, the performance goals for the Annual Bonus for the fiscal year ending in 2017 will be established by the Save-A-Lot LDCC.

SIGNING BONUS: As soon as administratively practicable following the Start Date
(and in no event more than fifteen business days after the Start Date), Supervalu will make a cash payment to you of $325,000 (the “Signing Bonus”). If, however, you are terminated by the Employer for Cause (as defined in Supervalu’s Executive & Officer Severance Pay Plan as in effect on the Effective Date (the “Supervalu Severance Plan”)) or you resign for any reason other than for Good Reason (as defined below), in each case, prior to the first anniversary of the Start Date, then you will repay to the Employer the Signing Bonus within ten business days following your termination or resignation of employment. For purposes of this Letter Agreement, “Good Reason” means any one or more of the following events: (a) your Base Salary is reduced below the amount set forth herein; (b) your Target Bonus is reduced below the amount set forth herein; (c) your title is reduced from the title set forth herein, or your duties and responsibilities are materially and adversely diminished in comparison to the duties and responsibilities that you have under this Letter Agreement, other than in a general reduction of the number or scope of personnel for which you are responsible for supervising, which reduction occurs in connection with a restructuring or recapitalization of the Employer or the division of the Employer in which you work; (d) the program of long-term incentive compensation is materially and adversely diminished in comparison to the program of long-term incentive compensation as it exists for you under this Letter Agreement (for purposes of this clause (d), a reduction of 15% or more of the annualized target dollar amount of your long-term incentive compensation opportunity shall be considered to be material and adverse); (e) you are required to be based at a location more than 45 miles from St. Louis metropolitan area; (f) failure by the Employer to provide for the assumption of this Letter Agreement by any successor entity; or (g) a material breach by the Employer of the terms of this Letter Agreement; provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Employer ceases to be a public company shall not, in and of itself, constitute Good Reason. A resignation shall not constitute a resignation for Good Reason unless (i) you give notice to the Employer of any event or condition purported to give rise to Good Reason hereunder within 60 days following the date of the occurrence of any such event or condition, (ii) the Employer fails to cure such event or condition within 30 days following the receipt of such notice, and (iii) you terminate your employment within 30 days following the expiration of such cure period. For the avoidance of doubt, a Qualifying Sale Resignation (as defined below) shall not be deemed either a termination for Cause or a resignation without Good Reason for purposes of this paragraph.

INITIAL LTI AWARD(S): Subject to your continued employment, upon the earlier of
(a) the date of the Separation (the “Separation Date”) and (b) the date on which ordinary course long-term incentive awards for the fiscal year ending in 2017 are granted to senior executives of Supervalu generally (the “FY 2017 Grant Date”), you will be granted either (i) a Save-A-Lot long-term incentive award having an aggregate grant date value of $1.7 million (in the case of a grant under clause (a)) or (ii) a Supervalu long-term incentive award having an aggregate grant date value of $1.7 million (in the case of a grant under clause (b)) (the long-term incentive award described in this paragraph, the “Initial LTI Award”). In connection with the Separation, any Supervalu award granted to you prior to the Separation pursuant to this paragraph will be converted into a corresponding Save-A-Lot award having the same terms, conditions, and value (subject to non-material rounding) as applied to the Supervalu award granted to you prior to the
Separation, applying the same conversion methodology that applies to similar Supervalu awards held by Save-A-Lot employees in the Separation generally. The form, calculation methodology of the number, and the terms and conditions of the Initial LTI Award will be determined by the Save-A-Lot LDCC or the Supervalu LDCC, as applicable.

ANNUAL LTI AWARDS: In each fiscal year of Save-A-Lot following the Separation, commencing with the fiscal year ending in 2018, provided that you remain employed with Save- A-Lot through the grant date, you will receive an annual long-term incentive award from Save- A-Lot with an aggregate grant date value of $1.7 million, with the allocation between award types, calculation methodology of the number, and terms and conditions to be determined by the Save-A-Lot LDCC.

BENEFITS: In addition to your compensation described in the preceding paragraphs, you will be entitled to participate in the Employer’s comprehensive benefits programs including, without limitation, all programs available to senior executives of the Employer, subject to the eligibility requirements thereof. These programs as in effect on the Start Date are summarized in a document that you have received from Supervalu.

REIMBURSEMENT OF EXPENSES: The Employer will pay or reimburse you for all reasonable travel and other business related expenses incurred by you in performing your duties for the Employer in accordance with the Employer’s policies and procedures as in effect from time to time. You will be entitled to relocation benefits in accordance with Supervalu’s Relocation Policy – Tier 1, a copy of which you have received from Supervalu.

PAID TIME OFF: Supervalu has a Paid Time Off (PTO) policy that provides paid time off for needs such as vacation, personal illness, family needs, etc. You will be eligible for
27 days of PTO annually, which will be prorated during your first calendar year of employment based on the Start Date.

SEVERANCE: Prior to the Separation, you will be eligible for a severance benefit as though you were a participant in the Supervalu Severance Plan at a “Tier I” level; provided, however, that in no event shall your severance benefit pursuant to this Letter Agreement be less favorable than the severance benefits in effect under the Supervalu Severance Plan on the
Effective Date (i.e., you will be entitled to such benefits even if the Supervalu Severance Plan is thereafter eliminated and/or modified to include less favorable benefits (the “Guaranteed
Minimum Severance Benefits”)). Upon and following the Separation, you will be eligible to participate in a Save-A-Lot severance plan having terms and conditions that are substantially no less favorable to you than the Guaranteed Minimum Severance Benefits. The severance benefits provided under this Paragraph are hereinafter referred to in this Letter Agreement as the “Termination Benefits.”

LIMITED TERMINATION RIGHT: If neither the Separation nor the consummation of a sale of all or substantially all of the SAL Business to one or more independent third parties (a “Sale” and such independent third party or parties, the “Buyers”) has occurred by the date that is 12 months following the Start Date (the “Outside Date”), then Supervalu shall have the right, but not the obligation, to extend you a Qualifying Offer during the 30-day period following the Outside Date (the “Offer Period”). A “Qualifying Offer” means a written offer of continued

employment that includes (a) your primary place of employment in the St. Louis metropolitan area, or at such other place as is mutually agreed by you and Supervalu, (b) title, duties, and reporting structure that are, in each case, no less favorable to you than as set forth in this Letter Agreement, (c) an annual base salary, target and maximum annual bonus opportunity, and severance benefits that are no less favorable to you than those set forth in this Letter Agreement, and (d) an annual long-term incentive opportunity with an aggregate grant date value of no less than $1.7 million that is established in a manner no less favorable to you than as set forth in this Letter Agreement. A “Nonqualifying Offer” is any offer other than a Qualifying Offer.

If Supervalu does not make you a Qualifying Offer during the Offer Period (i.e., makes no offer or makes a Nonqualifying Offer during the Offer Period), you will have the right to give Supervalu notice of your resignation during the 30-day period following the earlier of Supervalu making a Nonqualifying Offer and the expiration of the Offer Period, with such resignation to be effective 30 days following Supervalu’s receipt of such notice or such other date mutually agreed by Supervalu and you. Upon such resignation, you will be entitled, subject to your execution, delivery, and non-revocation of a release of claims substantially in the form set forth in Exhibit B hereto (a “Release”), to receive the Termination Benefits.

If, prior to the Separation Date or, if applicable, the Outside Date, (i) a Sale is consummated (the date on which a Sale is consummated, the “Sale Date”), (ii) the Buyers do not make a Qualifying Offer to you on or prior to the Sale Date, and (iii) you do not commence employment with the Buyers or any of their respective affiliates as of the Sale Date, then you will have the right to give Supervalu notice of your resignation during the 30-day period following the Sale Date (such resignation, a “Qualifying Sale Resignation”), with such resignation to be effective 30 days following Supervalu’s receipt of such notice or such other date mutually agreed by Supervalu and you. Upon a Qualifying Sale Resignation, you will be entitled, subject to your execution, delivery, and non-revocation of a Release, to the Termination Benefits; provided, however, that, if you become employed by the Buyers or any of their respective affiliates within two years following your termination of employment with Supervalu, you will be required to repay to Supervalu any Termination Benefits paid to you promptly following your commencement of employment with the Buyers or their respective affiliates.

If, prior to the Separation Date or, if applicable, the Outside Date: (i) a Sale is consummated and (ii) on or prior to the Sale Date, you receive a Qualifying Offer from the
Buyers but do not accept such Qualifying Offer on or prior to the Sale Date, then Supervalu may terminate your employment within the 30 day period following the Sale Date. Such termination of employment by Supervalu will be deemed a voluntary resignation by you for purposes of the Supervalu Severance Plan and any other plan, policy, agreement, or arrangement of Supervalu, and will not entitle to you to any severance or separation benefits pursuant to this Letter Agreement or otherwise.

If the time period for executing, delivery, and not revoking a Release referenced above
(as set forth in such Release) begins and ends in different taxable years, any payments or benefits under this Letter Agreement that constitute nonqualified deferred compensation under
Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the payment or settlement of which is conditioned on the effectiveness of the Release shall be paid in the later taxable year.
CERTAIN REPRESENTATIONS AND COVENANTS: You represent and warrant that, as of the Effective Date, you are not a party to any agreement containing or otherwise subject to a noncompetition provision or other restriction with respect to (a) the nature of any services that you are entitled or obligated to perform or conduct for Supervalu, Save-A-Lot, or any of their respective affiliates under this Letter Agreement, or (b) the disclosure or use of any confidential information that directly or indirectly relates to the nature of the business of
Supervalu, Save-A-Lot, or any of their respective affiliates, or the services that you are entitled or obligated to perform under this Letter Agreement. In addition, you represent and warrant that

(i) you are a lawful permanent resident of the United States, (ii) you are authorized to work in the United States, and (iii) you will not require employer sponsorship in order to maintain such status and work authorization. You agree to complete Form I-9 in accordance with Supervalu procedures upon commencement of employment and to maintain such status and work authorization throughout your employment with the Employer. You acknowledge and agree that any breach of the foregoing representations and covenants shall constitute Cause for purposes of this Letter Agreement, all equity awards granted to you by the Employer, and all severance arrangements for which you may otherwise be eligible. Supervalu represents and warrants that it has the power and authority to execute and deliver this Letter Agreement and to perform its obligations hereunder.

MISCELLANEOUS: Your employment with the Employer will be “at-will.” “At-will” means that either you or the Employer are free to terminate the employment relationship at any time, for any reason. This Letter Agreement does not change the nature of your “at-will” employment and does not guarantee employment for any specific period of time. You will be provided with a Supervalu Tier II Change of Control Severance Agreement (the “Supervalu COC Agreement”), with terms consistent with other Supervalu Tier II COC Agreements of other senior executives of Supervalu, which will become effective on the Start Date. On the Separation Date, Supervalu will cause the Supervalu COC Agreement to be replaced with a Save-A-Lot Change of Control Severance Agreement (the “Save-A-Lot COC Agreement”) having terms and conditions substantially no less favorable than the Supervalu COC Agreement.In the event that you become entitled to severance payments or benefits as provided pursuant to this Letter Agreement, such payments and benefits will be your sole and exclusive severance payments and benefits and you will not be entitled to any other severance payments or benefits from the Employer. You acknowledge and agree that neither the Separation nor a Sale shall constitute a “change of control” (or a term of similar import) for the purposes of your Supervalu COC Agreement or any other plan, policy, agreement, or arrangement of Supervalu, or an event entitling you to severance or separation benefits pursuant to this Letter Agreement or otherwise (other than as set forth in the section entitled “Limited Termination Right” above).

NONCOMPETITION, NONSOLICITATION, CONFIDENTIALITY, AND
MANDATORY ARBITRATION: By accepting this offer, you agree, effective as of the
Effective Date, to the confidentiality, noncompetition, and nonsolicitation provisions contained in the “Terms and Conditions of Employment” attached as Exhibit A, and that are incorporated herein by reference. You also agree that any and all employment disputes occurring during or after your employment with the Employer are subject to mandatory arbitration as set forth in the “Terms and Conditions of Employment.” In addition, you acknowledge and agree that this Letter Agreement and the discussions and correspondences that led to this Letter Agreement shall constitute “Confidential Information” for purposes of the Confidentiality Agreement, dated as of October 23, 2015, by and between Supervalu and you (unless such information is already publicly available through no fault of your own).

LEGAL FEES: Upon presentation of appropriate documentation, Supervalu will pay or reimburse you for your reasonable counsel fees incurred in connection with the negotiation and documentation of this Letter Agreement (at such counsel’s standard hourly rates), up to a maximum of $20,000 in the aggregate.

ENTIRE AGREEMENT: This Letter Agreement is intended to be the entire agreement between Supervalu and you with respect to the matters described herein. No waiver or modification hereof shall be valid unless made in writing, signed by both you and Supervalu.
SECTION 409A. The Employer and you intend that the payments and benefits provided for in this Letter Agreement either be exempt from the application of Section 409A of the Code and the rules and regulations thereunder, or be provided in a manner that does not result in tax penalties to you under Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. Notwithstanding anything contained herein to the contrary, all payments and benefits paid on account of your termination of employment that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” from the Employer within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of your termination of employment with the Employer you are a “specified employee” as defined in Section 409A of the Code as determined by the Employer in accordance with Section 409A of the Code, and the Employer determines that the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary to prevent any accelerated or additional tax or interest on account of Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to you) until the date that is six months following the date of your termination of employment with the Employer (or, if earlier, the date of your death), whereupon the Employer will pay you a lump sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this Letter Agreement during the period in which such payments or benefits were deferred. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Letter Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for certain short-term deferral amounts and otherwise. In no event may you, directly or indirectly, designate the calendar year of any payment under this Letter Agreement.
Notwithstanding anything to the contrary in this Letter Agreement, in-kind benefits and reimbursements provided under this Letter Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Letter Agreement, reimbursement requests must be timely submitted by you and, if timely submitted, reimbursement payments shall be promptly made to you following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to you.

CONTROLLING LAW: This Letter Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Minnesota without regard to its conflicts of laws principles.

SEVERABILITY: You agree that the terms of this Letter Agreement (including, without limitation, Exhibit A hereto) are severable, and if any provision of this Letter Agreement (including, without limitation, Exhibit A hereto) is found to be void and unenforceable by a court, that judgment will not affect, impair or invalidate the remainder of this Letter Agreement.

COUNTERPARTS: This Letter Agreement may be executed in separate counterparts
(including by facsimile or other electronic means), each of which shall deemed to be an original but all of which taken together shall constitute one and the same instrument.

(Signature Page Follows)

If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter in the space provided below, and return to the undersigned.

Sincerely,

SUPERVALU INC.

By:
/s/ Matthew E. Ruebel______________
Name: Matthew E. Rubel
Title: Chair, Leadership Development and
Compensation Committee

Date: 11/30/2015

AGREED AND ACCEPTED:

/s/ Eric A. Claus
Name: Eric A. Claus

Date: 11/30/2015

[Signature Page to Offer Letter]

EXHIBIT A
TERMS AND CONDITIONS OF EMPLOYMENT
The following are confidentiality, noncompetition, nonsolicitation and mandatory arbitration agreements referenced in the attached offer letter. By accepting this offer of employment, you agree to these terms and conditions. As they concern important legal rights, you are urged to read carefully, and consult counsel, if necessary, to ensure you understand these provisions.
As used below, “You” refers to the individual to whom this offer of employment is being extended. The “Employer” in this Exhibit A refers to (a) prior to the Separation, SUPERVALU INC. and all of its subsidiaries, affiliates, and related companies, and (b) upon and following the Separation, Save-A-Lot, Inc., and all of its subsidiaries, affiliates, and related companies and SUPERVALU INC. and all of its subsidiaries, affiliates, and related companies.
You affirm, agree and understand that the offer letter, as attached (the “Letter Agreement”), includes the following provisions, and that by accepting the Employer’s offer of employment, You agree to abide by, and be bound by, the following:

1.
Confidentiality. You acknowledge that, in the course of your employment with the Employer, You will have access to confidential information that was obtained or developed by the Employer at great expense and that is zealously guarded from unauthorized disclosure. Your access to and possession of this information will be due solely to your employment with the Employer. You agree that You will not, at any time during or following termination of employment for any reason, disclose, use, or otherwise make available to any third party, any confidential information relating to the Employer’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, techniques; long- and short-term plans, existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Employer that is not disclosed to the general public or known in the industry, except with the express written consent of the Employer. All confidential information, including all copies, notes regarding, and replications of such confidential information will remain the sole property of the Employer, as applicable, and must be returned to the Employer immediately upon your termination from the Employer.

2.
Nonsolicitation of Customers, Vendors, and Suppliers. You specifically acknowledge that the confidential information described above includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Employer, that such data is a valuable and unique asset of the business of the Employer, and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, You agree that for 12 months following the date of your termination from the Employer, You will not (except on behalf of the Employer, or with the Employer’s express written consent) solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Employer with whom You had contact or about whom You gained confidential information during your employment with the Employer for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the Business of the Employer (as defined below) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Employer. This provision is in addition to, and not in lieu of, similar provisions in any other agreement(s) between You and the Employer.

3.
Nonsolicitation of Employees. You specifically acknowledge that the confidential information described above also includes confidential data pertaining to employees and agents of the Employer, and You further agree that for 12 months following your termination of employment, You will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Employer to terminate their employment or agency with the Employer.

4.
Noncompetition. You covenant and agree that for 12 months following your termination of employment, You will not, in any geographic market in which You worked or had direct or indirect responsibilities on behalf of the Employer, and for any business line or lines for or other functions for which You had direct or indirect responsibility for any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Employer.

a.
The “Business of the Employer” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Employer, or presented in concept to You by the Employer at any time during your employment with the Employer, for which you had or were proposed to have any business or business line or operational responsibilities.

b.
To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

5.
Remedies. You and the Employer each acknowledges and agrees that the Employer will suffer irreparable harm from a breach by You of any of the covenants or agreements contained in Section 1, 2, 3, or 4 of this Exhibit A. You further acknowledge that the restrictive covenants set forth in Section 4 of this Exhibit A are of a special, unique, and extraordinary character, the loss of which cannot be adequately compensated by monetary damages. You agree that the terms and provisions of Sections 1, 2, 3, and 4 of this Exhibit A are fair and reasonable and are reasonably required for the protection of the Employer in whose favor such restrictions operate. You acknowledge that, but for your agreements to be bound by the restrictive covenants set forth in this Exhibit A, the Employer would not have entered into the Letter Agreement. In the event of an alleged or threatened breach by You of any of the provisions of Section 1, 2, 3, or 4 of this Exhibit A, the Employer or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof.

6.
Mandatory Arbitration. You covenant and agree that any controversy or claim arising out of or relating to your employment relationship with the Employer or the termination of that relationship must be submitted for final and binding resolution by a private and impartial arbitration, under the Employment Dispute Resolution rules of the American Arbitration Association. This includes, but is not limited to, any claim that could be asserted in court or before an administrative agency or claims for which You have an alleged cause of action, including without limitation claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination, harassment or retaliation under local, state or federal statutes; claims for wrongful discharge; claims for violations of the Family and Medical Leave Act or any other local, state, federal or other governmental law, statute, regulation, and whether based on statute or common law. This includes claims against the Employer, any of its affiliated or subsidiary entities, or its individual officers, directors, or employees.

This does not include the following claims:

a.	claims for workers compensation or unemployment benefits;

b.	claims under the National Labor Relations Act, as amended;

c.	claims based on current or future employee benefit and/or welfare plans that contain a dispute resolution procedure therein; or

d.	claims by the Employer for injunctive or other equitable relief based on your alleged breach of covenants under this Exhibit A.

The burden of proof at arbitration shall be on the party seeking relief. Each party shall bear its own costs and attorneys’ fees. In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the parties. The arbitrator shall have the power to award all remedies (including attorneys’ fees) that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.
However, you agree that, if your employment with the Employer is terminated by the Employer prior to a Change of Control (as defined in the Supervalu COC Agreement or Save-A-Lot COC Agreement (as each such term is defined in the Letter Agreement), as applicable), any severance payments payable in connection with such termination will be as set forth in the Letter Agreement and not the Supervalu COC Agreement or Save-A-Lot COC Agreement, as applicable, unless such termination is an “Anticipatory Separation,” as defined in the Supervalu COC Agreement or Save-A-Lot COC Agreement, as applicable.
You also agree that the arbitration procedure described herein does not alter your status as an “at-will” employee, meaning both you and the Employer have the right to terminate employment at any time and for any reason.

7.
Governing Law. You agree that the internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of this Exhibit A. The exclusive venue for any arbitration or court proceeding relating to this Agreement shall be a state court or arbitration forum, as required above, within the state of Minnesota unless the parties mutually agree to a different venue. You consent to personal jurisdiction in Minnesota.

EXHIBIT B
FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Release”) is entered into between SUPERVALU INC., and all its past and present subsidiary, related, and affiliated companies including [IDENTIFY SPECIFIC AFFILIATE] (the “Company”) and [NAME] (the “Executive”).

The Executive and the Company understand that all words used in this Release have their plain meanings in ordinary English. The Executive and the Company agree as follows:

1.	Termination Date. On [DATE] (the “Termination Date”), the Executive’s employment, as an employee and officer of the Company and any of its affiliates, shall terminate.

2.	Severance Pay; Time and Form of Payment.

a. In accordance with the terms of the Executive and Officer Severance Plan, the Company will provide to the Executive the following payments and benefits:

i. [LIST AMOUNTS PURSUANT TO THE AGREEMENT PROVISIONS]

b. The consideration referenced in this Section 2 shall be deemed income to the Executive solely in the year in which it is received by the Executive. The payments and benefits provided under this Section 2 shall be in full satisfaction of the Company’s obligations to the Executive upon [his/her]termination of employment. Subject to the aforesaid, the Executive shall not be entitled to any other payments or benefits of any kind (or other damages in respect of a termination or claim for breach of this Release) beyond those specified in this Section 2, including but not limited to under any company bonus, stock compensation, incentive, or benefit plan or agreement; nor will the consideration referenced in this Section 2 entitle the Executive to any increased retirement, 401(k) benefits or matching benefits, or deferred compensation or any other benefits.

c. With the exception of the Executive’s continued participation in the Company’s medical, dental, and life insurance plans as set forth in the Severance Plan, the Executive’s current participation in all other Company benefit plans will end on [DATE]. Appropriate continuation and/or conversion documents for these benefit plans, if any, shall be provided by the Company to the Executive.

d. Required taxes will be withheld from payments under this Release, and appropriate tax documents will be issued reflecting amounts received pursuant

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to this Release. Severance pay is not eligible for contributions to the 401(k) plan, flexible spending account plan or any deferred compensation plan.

3.
Tax Consequences of Severance Payment. Executive agrees that 100% of the amounts referenced in Section 2 will be treated as income subject to W-2 reporting and withholdings pursuant to state and federal laws. It is understood that the Company makes no representations or warranties with respect to the tax consequences of the payments referenced in Section 2. Executive agrees to pay any amount that may be determined to be due and owing by [him/her] as taxes, interest, penalties, or other government-required payments, arising out of the payments set forth in Section 2, for which [s]he is solely responsible. Executive further agrees that [s]he shall hold the Company harmless against, and indemnify the Company for, any and all claims, demands, deficiencies, judgments or recoveries by the Internal Revenue Service, or any other taxing authority or other governmental agency (whether federal, state or local), which may be made against the Company to withhold any portion of the amounts referenced in Section 2 or otherwise pay taxes in connection with the amounts referenced in Section 2, including amounts paid by the Company as taxes, attorneys’ fees, fines, penalties, interest or otherwise.

4.	Release of the Company. In exchange for the aforementioned payment and benefits described in Section 2, the Executive agrees as follows:

a. “Released Parties” means SUPERVALU INC. and all its past and present subsidiary, related, and affiliated companies; all present or past officers, directors, employees, agents, representatives, successors and assigns thereof; and any person who acted on behalf of or on instructions of SUPERVALU INC.

b. By this Release, the Executive voluntarily waives and releases any and all liabilities, debts, promises, agreements, costs or expenses (including but not limited to attorneys’ fees and/or dispute resolution costs), damages (including but not limited to liquidated damages or punitive damages), causes of action, judgments or claims of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which the Executive ever had, now has or may have against the Released Parties arising from or related to the Executive’s employment with and/or Termination from the Company or any other act or omission occurring before the Executive’s execution of this Release. This release includes, but is not limited to, any claims the Executive may have for wages, commissions, penalties, vacation pay or other benefits; breach of contract or promise; promissory estoppel; fraud or misrepresentation; violation of public policy; discrimination or retaliation, including but not limited to any claim arising under, or based upon, the Family Medical Leave Act, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, sections 1981 through 1988 of Title 42 of

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the United States Code, as amended, the Rehabilitation Act of 1973; the Americans with Disabilities Act, [INSERT STATE LAW], or other federal, state, or local civil rights laws or common laws; defamation, including libel, slander, and self-publication defamation; infliction of emotional distress; breach of the covenant of good faith and fair dealing; negligence; wrongful termination of employment; any other wrongful or unlawful acts, omissions, statements or practices; and/or any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.

c. The Executive further acknowledges and agrees that the Executive shall not institute nor authorize any other party, whether governmental or otherwise, to institute any proceeding against any of the Released Parties based upon any claims of any kind or description which the Executive has released under Section 4.b. If any agency or court assumes jurisdiction of any complaints, claims, or actions against any of the Released Parties by or on behalf of the Executive arising out of any act or omission occurring before the Executive’s execution of this Release, the Executive will request that the agency or court withdraw the matter or dismiss the matter in its entirety, with prejudice, and will execute all necessary documents to effect such withdrawal and/or dismissal.

d. Nothing in this Release is intended to or does: (1) impose any condition, penalty, or other limitation affecting the Executive’s right to challenge this Release; (2) constitute an unlawful release or waiver of any of the Executive’s rights under any laws; (3) waive or release any claim or right that the Executive has as a SUPERVALU shareholder, or as a participant in SUPERVALU Employment Stock Ownership Plan, 401(k) plan, pension plan or profit sharing plan; (4) waive or release any pending claim that the Executive has for workers’ compensation benefits or pending or future claims for benefits under the Company’s health and welfare benefit plans or qualified retirement plans; (5) waive or release any claim that arises after this Release is signed; (6) waive or release the Executive’s right to file an administrative charge with any local, state, or federal administrative agency with jurisdiction to receive and investigate the Executive’s claims under applicable law, although the Executive does waive and release the Executive’s right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (7) prevent or interfere with the Executive’s ability or right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

5.	ADEA [& MHRA OR OTHER APPLICABLE STATE LAW] Compliance.

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This Release includes, but is not limited to, a release of claims arising under the Age Discrimination in Employment Act (“ADEA”) [and the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq]. The Executive has been informed of [his/her] right to review and consider this Agreement & Release for 21-calendar days, if the Executive so chooses, and understands that [s]he may sign this Release before the 21-day period has ended, but if the Executive does so, the Executive is waiving and releasing any rights to the full 21-day period. In no case may the Executive sign the Release before close of business on the Executive’s last day of work. The Executive further agrees and acknowledges that (a) the Executive has read and understands this Release in its entirety; (b) the Company advises the Executive to consult with an attorney prior to executing this Release; (c) the Executive’s waiver of rights under this Release is knowing and voluntary as required under the ADEA; and (d) nothing contained in this Release waives any claim that may arise after the date of its execution. The Executive may rescind this Release insofar as it extends to potential claims under the ADEA [and MHRA] by providing written notice to the Company within fifteen/seven (15/7) calendar days after the date of [his/her] signature below. To be effective, the rescission must be in writing and delivered to the Company either by hand or by mail within the fifteen/seven (15/7)-day period. If delivered by mail, the rescission must be: (i) postmarked within the fifteen/seven (15/7)-day period; properly addressed to Michele Murphy, 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344; and (iii) sent by certified mail, return receipt requested. In the event of such a rescission, all of the Company’s obligations under the Release shall be null and void, but the cessation of the Executive’s employment will be unaffected.

6.
Confidentiality. The Executive acknowledges that the Executive has received access to Confidential Information (as defined below) about the Company or its affiliates, that this Confidential Information was obtained or developed by the Company or its affiliates at great expense and is zealously guarded by the Company and its affiliates from unauthorized disclosure, and that the Executive’s possession of this special knowledge is due solely to the Executive’s employment with the Company. In recognition of the foregoing, the Executive will not, at any time during or following Termination of employment for any reason, disclose, use, or otherwise make available to any third party, any information relating to the Company’s or affiliates’ business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Company or its affiliates which is not disclosed to the general public or known in the industry (the “Confidential Information”), except with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company, as applicable, and must be returned to the Company immediately upon the ending of the Executive’s employment. This provision is in addition to, and not in lieu of, similar provisions in any other agreement(s) between the Executive and the Company.

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7.
Non-Solicitation of Existing or Prospective Customers, Vendors, or Suppliers. The Executive specifically acknowledges that the Confidential Information described in Section 6 above includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company, that such data is a valuable and unique asset of the business of the Company, and that the success or failure of the Company’s businesses depends upon its ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, the Executive agrees that for twelve (12) months following the Termination Date, the Executive will not (except with the Company’s express written consent) solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company with whom the Executive had contact or about whom the Executive gained Confidential Information during the Executive’s employment with the Company for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company. This provision is in addition to, and not in lieu of, similar provisions in any other agreement(s) between the Executive and the Company.

8.
Non-Solicitation of Employees. The Executive specifically acknowledges that the Confidential Information described above also includes confidential data pertaining to employees and agents of the Company, and the Executive further agrees that for twelve (12) months following the Termination Date, the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company to terminate their employment or agency with the Company.

9.
Noncompetition. You covenant and agree that for 12 months following your termination of employment, You will not, in any geographic market in which You worked or had direct or indirect responsibilities on behalf of the Employer, and for any business line or lines for or other functions for which You had direct or indirect responsibility for any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Employer.

a. The “Business of the Employer” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Employer, or presented in concept to You by the Employer at any time during

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your employment with the Employer, for which you had or were proposed to have any business or business line or operational responsibilities.

b. To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

10.
Non-Disparagement. The Executive agrees [s]he will not make, cause to be made, issue, release, authorize or confirm any comments or statements concerning the Company, either in writing, electronically, orally, or otherwise that (a) are disparaging or defamatory or portray the Company in a negative light, (b) in any way impair the reputation, goodwill, or legitimate business interest of the Company; or (c) disparage the employees, agents, officers, directors, pricing, products, policies, or services of the Company. This will apply, without limitation, to any (i) member of the general public; (ii) social media websites including but not limited to Facebook, LinkedIn Twitter, My Space, Google Plus, YouTube, etc.; (iii) current, former or prospective employees and agents of the Company; (iv) current or future customers, licensees or vendors, referral sources; or (v) members of the press or other media. Notwithstanding the above, nothing herein shall preclude the Executive from testifying under oath under power of a subpoena.

11.
Remedies for Breach. Any breach by the Executive of the covenants in Sections 6-10 will likely cause irreparable harm to the Company or its affiliates for which money damages could not reasonably or adequately compensate the Company or its affiliates. Accordingly, the Company or any of its affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants, in addition to damages and other available remedies, and the Executive consents to the issuance of such an injunction without the necessity of the Company or any such affiliate posting a bond, or if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to the Company or any affiliate for any breach by the Executive of the covenants contained in Sections 6-10, the Executive further agrees that the Company shall be entitled to recover its costs and attorney’s fees necessary to obtain such remedies. In addition, the Executive agrees that upon the Executive’s breach of any covenant in Sections 6-10, all unexercised options issued under any stock option plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above.

12.
Advice of Counsel. The Executive has carefully read and understands all the provisions of this Release and understands that important rights are being released. The Executive acknowledges that the Company has advised the Executive to consult with counsel before signing this Release, and that [s]he has done so.

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13.
Agreement to Cooperate. The Executive agrees to cooperate with the Company in regard to any legal matter, litigation, pre-litigation, administrative, governmental, or other judicial proceeding, inquiry, or investigation involving the Company and concerning any matters as to which the Executive was involved or had knowledge during the Executive’s employment. This includes, but is not limited to, providing the Company with information or providing testimony in any proceeding. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in connection with such undertakings, and shall compensate the Executive for time involved at an hourly rate based on the Executive’s final base salary at time of [his/her] Termination Date.

14.
Return of Property. The Executive acknowledges that [s]he has returned all Company property in the Executive’s possession prior to the date hereof including, but not limited to, equipment, ID cards, Corporate Cards, all copies of customer lists, forms, plans, documents, systems designs, product features, technology, other written and computer materials belonging to the Company or its clients. The Executive will not at any time copy or reproduce any of the Company’s or its clients’ property. The Executive further understands that all designs, improvements, writings and discoveries made by the Executive during employment that relate to the Company’s business is the exclusive property of the Company and the Executive cannot use, sell or give them to anyone else.

15.
Terms of Severance Agreement and General Release Confidential. The Executive shall keep the terms of this Release strictly confidential. The Executive may disclose the terms to [his/her] attorney, tax advisor and spouse/domestic partner (with any such person required to agree to be subject to the confidentiality requirements of this Section 15), but the terms otherwise shall not be disclosed by the Executive to third persons unless required by law.

16.	Dispute Resolution.

a.
ERISA §503 Procedure. The Executive and the Company agree that any controversy, claim or dispute arising out of or relating to this Release or relating to the Executive’s employment with the Company or the Termination/end of such relationship (including, but not limited to, any dispute concerning the amount of compensation due to Executive), shall be subject to a claims adjudication process analogous to the ERISA §503 process set forth in the current SUPERVALU INC. Executive & Officer Severance Pay Plan. Notwithstanding the foregoing, in any litigation or arbitration regarding such matter, deference shall not be afforded to any determination that is made in whole or in part under that process.

b.
Arbitration Process. Any controversy, claim or dispute which is not resolved after exhausting the process set forth in Section 16.a., excluding claims by the Company relating to Executive’s breach of any of Executive’s covenants set forth in Sections 6-10 herein, shall be resolved by final and binding arbitration

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under the Employment Dispute Resolution rules and auspices of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by the Executive and the Company. Executive and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which Executive or the Company seeks a judicial forum to resolve the matter, the agreement for binding arbitration becomes effective, and Executive and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The place of arbitration shall be Minneapolis, Minnesota, or other location mutually agreed to by the Executive and the Company. The arbitrator shall apply the law as established by decisions of the applicable federal and state courts in deciding the merits of claims and defenses. The arbitrator is required to state, in writing, the reasoning on which the award rests.

c.
Judicial Enforcement. The foregoing not to the contrary, the Company may seek to enforce the Executive’s covenants set forth in Sections 6-10 above in any court of competent jurisdiction. Executive and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to Executive, the Company or any of its affiliates had the matter been heard in court. All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by Executive and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by Executive and the Company unless otherwise mutually agreed or unless the law provides otherwise.

d.	Attorneys’ Fees. The Executive and the Company each shall pay their own attorneys’ fees for any dispute addressed by Section 16.

e.
Injunction and Finality. Executive agrees that any breach of the covenants contained in Sections 6-10 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing any benefits otherwise required by this Release and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive; provided, however, that the Company may not cease making any payments required by this Agreement until a court or arbitrator(s) having jurisdiction

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over the matter has made a final non-appealable determination on the merits of such action in the Company's favor.

17.	409A. [Set forth compliance].

18.	No Assignment. The terms and conditions of this Release are personal to the Executive and may not be assigned to any person or entity without the prior written consent of the Company.

19.
Entire Agreement. Except for any confidentiality, non-competition or nonsolicitation provisions or similar provisions in other agreements between the Company and the Executive that continue to be applicable after the Executive’s employment ends, this Release is the entire agreement between the Executive and the Company concerning the Executive’s employment and the Termination of the Executive’s employment and it supersedes all other agreements and arrangements relating to severance or end of employment payments. It is the Executive’s intent to be legally bound by the terms of the Release. No amendments, modifications or waivers of this Release shall be binding unless made in writing and signed by both the Executive and the Company.

20.
No Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Release to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Release or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time.

21.
Severability. The Executive and the Company agree that if any part, term, or provision of these Terms and Conditions should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of these Terms and Conditions shall not be affected or impaired in any way. To the extent permitted by applicable law, the Executive and the Company waive any provision of law that renders any provision of this Release invalid or unenforceable in any respect. However, if the Executive’s release of claims set forth in this Release is held invalid, illegal, or unenforceable, the Company may void this Agreement.

22.
Governing Law. This Release will be governed by the laws of the State of Minnesota, without giving effect to its conflict of laws rules. Any action brought by Executive or the Company with respect to this Release shall be brought and maintained in a court of competent jurisdiction in the State of Minnesota.

23.
Construction. Executive acknowledges and agrees that no promises or representations have been made to induce [him/her] to sign this Release other than as expressly set forth herein and that [s]he has signed this Release as a free and voluntary act. Further, this

Release has been entered into after review of its terms by the Executive and [his/her] counsel. Therefore, there shall be no strict construction for or against either party. No ambiguity or admission shall be construed against the Company on the grounds that this Release or any of its provisions was drafted or prepared by the Company.

IN WITNESS WHEREOF, the parties, the Executive and SUPERVALU INC., hereby execute this Agreement and General Release.

Dated:
                                 [NAME]

Dated:
SUPERVALU INC.

By: [Name]
Its: [Title]

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